EXHIBIT 99.02

INGRAM MICRO INC.
SUPPLEMENTAL FINANCIAL SCHEDULE
(Dollars in 000s)

	Thirteen Weeks Ended

	March 31,	June 30,	September 29,	December 29,	Full Year
	2001	2001	2001	2001	2001

Net sales:
North America
Sales to unaffiliated customers	$4,354,582	$3,691,474	$3,523,641	$3,312,307	$14,882,004
Intergeographic sales	45,690	41,574	40,474	41,714	169,452
Europe	2,049,412	1,573,669	1,530,527	2,003,232	7,156,840
Other international	789,495	752,133	779,249	827,212	3,148,089
Eliminations of intergeographic sales	(45,690)	(41,574)	(40,474)	(41,714)	(169,452)

Total	$7,193,489	$6,017,276	$5,833,417	$6,142,751	$25,186,933

Income (loss) from operations:
North America	$52,343	$7,712	$8,712	$35,906	$104,673
Europe	23,795	781	(7,011)	(3,923)	13,642
Other international	(5,668)	(3,675)	(7,371)	(8,671)	(25,385)

Total	$70,470	$4,818	$(5,670)	$23,312	$92,930

Reorganization costs and special items included in income (loss) from operations:
North America	$—	$18,184	$22,055	$4,717	$44,956
Europe	—	872	4,290	8,412	13,574
Other international	—	—	4,793	981	5,774

Total	$—	$19,056	$31,138	$14,110	$64,304

	Thirteen Weeks Ended

	April 1,	July 1,	September 30,	December 30,	Full Year
	2000	2000	2000	2000	2000

Net sales:
North America
Sales to unaffiliated customers	$4,970,545	$4,788,622	$5,099,904	$5,090,000	$19,949,071
Intergeographic sales	41,888	43,298	58,368	48,785	192,339
Europe	2,044,532	1,707,935	1,608,091	2,111,708	7,472,266
Other international	781,273	798,502	850,657	863,380	3,293,812
Eliminations of intergeographic sales	(41,888)	(43,298)	(58,368)	(48,785)	(192,339)

Total	$7,796,350	$7,295,059	$7,558,652	$8,065,088	$30,715,149

Income (loss) from operations:
North America	$51,683	$66,406	$85,688	$95,481	$299,258
Europe	14,521	6,511	1,308	28,764	51,104
Other international	4,327	3,474	163	(4,889)	3,075

Total	$70,531	$76,391	$87,159	$119,356	$353,437

EXHIBIT 99.02

INGRAM MICRO INC.
SUPPLEMENTAL FINANCIAL SCHEDULE continued
(Dollars in 000s)

	Thirteen Weeks Ended

	April 3,	July 3,	October 2,	January 1,	Full Year
	1999	1999	1999	2000	1999

Net sales:
North America
Sales to unaffiliated customers	$4,520,932	$4,621,868	$4,373,188	$4,677,798	$18,193,786
Intergeographic sales	37,417	37,043	50,441	58,307	183,208
Europe	1,747,289	1,600,263	1,639,624	2,356,966	7,344,142
Other international	457,054	582,682	697,281	793,697	2,530,714
Eliminations of intergeographic sales	(37,417)	(37,043)	(50,441)	(58,307)	(183,208)

Total	$6,725,275	$6,804,813	$6,710,093	$7,828,461	$28,068,642

Income (loss) from operations:
North America	$74,129	$96,324	$53,716	$(53,783)	$170,386
Europe	10,336	7,932	(5,109)	5,959	19,118
Other international	1,046	3,347	4,159	1,948	10,500

Total	$85,511	$107,603	$52,766	$(45,876)	$200,004

Reorganization costs included in income (loss) from operations:
North America	$6,197	$—	$2,675	$7,046	$15,918
Europe	—	2,050	—	2,300	4,350
Other international	37	—	—	—	37

Total	$6,234	$2,050	$2,675	$9,346	$20,305

NOTE:
The above represents restated 2001, 2000 and 1999 financial information to reflect the combination of the U.S. and Canadian regions into a consolidated North American region, which was effective at the beginning of the first quarter of 2002. The Canadian region was previously included in the Company's Other international segment, which now includes Latin America and Asia-Pacific.